PRESS RELEASE
FROM:
NYSE:  NLY

                        ANNALY MORTGAGE MANAGEMENT, INC.
                           1211 AVENUE OF THE AMERICAS
                                   SUITE 2902
                            NEW YORK, NEW YORK 10036
--------------------------------------------------------------------------------
FOR FURTHER INFORMATION
-----------------------

Kathryn Fagan, Chief Financial Officer
212-696-0100
Investor Relations
1- (888) 8Annaly
www.annaly.com

FOR IMMEDIATE RELEASE
---------------------

      ANNALY MORTGAGE MANAGEMENT, INC. ANNOUNCES 2nd QUARTER 2003 EARNINGS

New York, New York -July 28, 2003 - Annaly Mortgage Management, Inc. (NYSE: NLY) (the "Company") today reported earnings for the quarter ended June 30, 2003 of $58,152,000 or $0.62 per average share outstanding, as compared to $59,369,000 or $0.72 per average share outstanding for the quarter ended June 30, 2002.

During the quarter the Company raised approximately $151.3 million in net proceeds through a secondary offering of 9,300,700 shares of common stock.

The Company provided an annualized return on average equity of 20.79% for the quarter ended June 30, 2003, as compared to 18.83% for the quarter ended March 31, 2003 and 23.08% for the quarter ended June 30, 2002. Dividends declared for the quarter ended June 30, 2003 were $0.60 per share, compared to $0.60 for the quarter ended March 31, 2003 and $0.68 per share for the quarter ended June 30, 2002. The annualized dividend yield for the quarter, based on the June 30, 2003 closing price of $19.91, was 12.05%.

"As managers, our job is to create for shareholders a steady stream of income in the form of dividends," said Michael A.J. Farrell, Chairman, Chief Executive Officer and President of Annaly. "That stream of income will fluctuate with the nominal level of rates and as the yields that we earn on our assets change in relation to our cost of funds. Investors in all markets--equities, money markets, credit-sensitive securities--have had to adjust their return expectations in response to the nominally low interest rate environment and the sluggish economy, and we are no different. Our results for the quarter reflect these market conditions, particularly the effect of high mortgage refinancing activity. As we navigate through these markets, we believe that our portfolio of adjustable-rate and fixed-rate mortgage-backed securities will continue to offer competitive returns."

For the quarter ended June 30, 2003, the yield on average earning assets was 2.93% and the cost of funds on the average repurchase balance was 1.68%, which equates to an interest rate spread of 1.25%. This is a 30 basis point decrease over the 1.55% interest rate spread for the quarter ended March 31, 2003, when the yield on average earning assets was 3.23% and the cost of funds on the average repurchase balance was 1.68%, and a 120 basis point decrease over the 2.45% interest rate spread for the quarter ended June 30, 2002, when the yield on average earning assets was 4.55% and the cost of funds on the average repurchase balance was 2.10%.

The Constant Prepayment Rate increased to 44% during the second quarter of 2003, as compared to 41% in the first quarter of 2003 and 25% for the quarter ended June 30, 2002. The homeowners' prepayment option makes the average term, yield and performance of a mortgage-backed security uncertain because of the uncertainty in timing the return of principal. In general, prepayments decrease the yield on a security purchased at a premium. The faster prepayments come in, the faster that premium is amortized. The weighted average purchase price of the portfolio was 102.5 at June 30, 2003, 102.6 at March 31, 2003, and 102.2 at June 30, 2002. "The dominant challenge today for any mortgage-backed securities portfolio manager is maintaining performance through these periods of extremely fast prepayments and historically low yields," said Wellington Denahan, Vice Chairman and Chief Investment Officer. "Prepayments have reduced our spread income through the high levels of premium amortization, and we expect to see these effects continue near term. Nevertheless, the recent backup in 10 year Treasury yields from 3.50% at quarter end to 4.17% on July 24, 2003 should result in slowing refinance activity. This slowing, along with low funding costs, should be advantageous for the Company in the long term."

For the quarter ended June 30, 2003, the Company's gain on sale of assets was $20.2 million as compared to $11.0 million in the quarter ended March 31, 2003 and $1.3 million for the quarter ended June 30, 2002. Leverage at June 30, 2003 was 10.5:1, in comparison to 9.5:1 at March 31, 2003 and 8.8:1 at June 30, 2002.

General and administrative expenses as a percent of average assets was 0.12% for the quarters ended June 30, 2003 and March 31, 2003 and 0.13% for the quarter ended June 30, 2002. In addition, the Company's Dividend Efficiency Ratio, calculated as general and administrative expenses divided by dividends paid, was 7.4%, 7.3%, and 6.3% for the quarters ended June 30, 2003, March 31, 2003, and June 30, 2002, respectively.

At June 30, 2003, March 31, 2003, and June 30, 2002, the Company had a book value of $12.35, $12.72, and $12.65, respectively. The Company classifies all investment securities as "available for sale;" therefore requiring the Company to record the entire portfolio at market value. Fixed rate securities comprised approximately 36% of the Company's portfolio at June 30, 2003. The balance of the portfolio was comprised of 42% adjustable rate securities and 22% LIBOR floating rate securities. The Company has continued to avoid the introduction of credit risk into its portfolio. As of June 30, 2003, all of the assets in the Company's portfolio were Federal National Mortgage Association, Government National Mortgage Association, Federal Home Loan Mortgage Corporation mortgage-backed securities, and agency debentures, which carry an actual or implied "AAA" rating.

The Company is a Maryland corporation which owns and manages a portfolio of mortgage-backed securities. The Company's principal business objective is to generate net income for distribution to stockholders from the spread between the interest income on its mortgage-backed securities and the cost of borrowing to finance their acquisition. The Company has elected to be taxed as a real estate investment trust ("REIT") and currently has 94,032,753 shares of common stock outstanding.

The Company will hold the 2nd quarter 2003 earnings conference call on July 29th at 10 a.m. EST. The number to call is 1-800-915-4836. The re-play number is 1-800-428-6051 and the pass code is 302067. There will be a web cast of the call on www.annaly.com. If you would like to be added to the e-mail distribution list, please visit www.annaly.com, click on E-Mail alerts, enter your e-mail address where indicated and click the Subscribe button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates, changes in yield curve, changes in prepayment rates, the availability of mortgage-backed securities for purchase, the availability of financing and, if available, the terms of any financing. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.



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                        ANNALY MORTGAGE MANAGEMENT, INC.
                        STATEMENTS OF FINANCIAL CONDITION


                                                                  JUNE 30, 2003             DECEMBER 31,
                                                                   (UNAUDITED)                  2002
                                                                             (DOLLARS IN THOUSANDS)
                                                                -------------------------------------------
ASSETS

Cash and cash equivalents                                       $             304         $             726
Mortgage-Backed Securities, at fair value                              12,887,495                11,551,857
Agency debentures, at fair value                                        1,375,980                      --
Receivable for Mortgage-Backed Securities sold                            387,218                    55,954
Accrued interest receivable                                                58,026                    49,707
Other assets                                                                1,104                       840
                                                                -----------------         -----------------

Total assets                                                    $      14,710,127         $      11,659,084
                                                                =================         =================

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Repurchase agreements                                         $      12,162,333         $      10,163,174
  Payable for investment securities purchased                           1,306,238                   338,691
  Accrued interest payable                                                 16,788                    14,935
  Dividends payable                                                        56,420                    57,499
  Other liabilities                                                         4,708                     2,812
  Accounts payable                                                          2,202                     1,907
                                                                -----------------         -----------------

Total liabilities                                                      13,548,689                10,579,018
                                                                -----------------         -----------------

Stockholders' Equity:
  Common stock: par value $.01 per share; 500,000,000
    authorized, 94,030,753 and 84,569,206 shares issued
    and outstanding, respectively                                             940                       846
  Additional paid-in capital                                            1,157,092                 1,003,200
  Accumulated other comprehensive gain                                      1,190                    75,511
  Retained earnings                                                         2,216                       509
                                                                -----------------         -----------------

Total stockholders' equity                                              1,161,438                 1,080,066
                                                                -----------------         -----------------

Total liabilities and stockholders' equity                      $      14,710,127         $      11,659,084
                                                                =================         =================


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                        ANNALY MORTGAGE MANAGEMENT, INC.
                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                       FOR THE          FOR THE        FOR THE SIX       FOR THE SIX
                                                   QUARTER ENDED     QUARTER ENDED     MONTHS ENDED      MONTHS ENDED
                                                      JUNE 30,          JUNE 30,         JUNE 30,          JUNE 30,
                                                        2003              2002             2003              2002
                                                                     (DOLLARS IN THOUSANDS)
                                              ----------------------------------------------------------------------
INTEREST INCOME                                        $93,892          $109,423         $181,392          $202,323

INTEREST EXPENSE                                        51,770            47,860           95,818            87,872
                                              ----------------------------------------------------------------------

NET INTEREST INCOME                                     42,122            61,563           85,574           114,451

GAIN ON SALE OF MORTGAGE-BACKED SECURITIES
                                                        20,231             1,342           31,252             4,753

GENERAL AND ADMINISTRATIVE
  EXPENSES                                               4,201             3,536            7,898             6,791
                                              ----------------------------------------------------------------------

NET INCOME                                              58,152            59,369          108,928           112,413
                                              ----------------------------------------------------------------------

OTHER COMPREHENSIVE INCOME (LOSS):

  Unrealized gain (loss) on available-for-
     sale securities                                  (49,579)            38,123         (43,069)            33,866
  Less:  reclassification adjustment for net
     gains included in net income                     (20,231)           (1,342)         (31,252)           (4,753)
                                              ----------------------------------------------------------------------
  Other comprehensive gain (loss)                     (69,810)            36,781         (74,321)            29,113
                                              ----------------------------------------------------------------------

COMPREHENSIVE INCOME (LOSS)                          $(11,658)           $96,150          $34,607          $141,526
                                              ======================================================================

NET INCOME PER SHARE:
  Basic                                                  $0.62             $0.72            $1.22             $1.41
                                              ======================================================================

  Diluted                                                $0.62             $0.71            $1.22             $1.40
                                              ======================================================================

AVERAGE NUMBER OF SHARES OUTSTANDING:
  Basic                                             93,384,128        82,910,206       89,109,821        79,954,529
                                              ======================================================================

  Diluted                                           93,588,024        83,186,865       89,231,272        80,245,372
                                              ======================================================================